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                                                                January 24, 1994

                           PASSENGER AIRSHIP AGREEMENT

     THIS AGREEMENT is made as of the 2nd day of January, 1994, by and between AIRSHIP INTERNATIONAL LTD., a New York corporation, with its principal office at 7380 Sand Lake Road, Orlando, Florida 32819 ("Operator"), and ANHEUSER-BUSCH COMPANIES, INC., a Delaware corporation, with its principal office at One Busch Place, St. Louis, Missouri 63118 ("Company").

                                    RECITALS

     (A) Operator is the owner of a SKYSHIP 500 H/L aircraft, United States Federal Aviation Administration ("FAA") Registration No. 601LP (the "Airship").

     (C) Operator desires to operate the Airship for passenger sight-seeing trips pursuant to the terms and conditions of this Agreement, while the Airship bears trademarks owned by Company's Sea World theme park ("Sea World").

     (D) Company is, on its own behalf or through its affiliated company, Sea World, Inc., ("SWI"), owner of the following service marks and copyrights: SEA WORLD, SHAMU, AIRSHIP SHAMU, Whale Logo and the configuration of the design and color scheme of the Airship (collectively, the "Service Marks and Copyright Works"), which Company wishes to license to Operator, and Operator wishes to use in connection with the offer and sale of sight-seeing trip services.

     NOW, THEREFORE, it is hereby agreed as follows:

     1.   Term

          1.1 During the Term (as hereinafter defined), Operator shall operate the Airship (i) within the southwest Orlando "attractions" area, encompassing the Disney World, Universal Studios, Sea World and International Drive tourist areas (the "Territory"), (ii) in other areas permitted by Company from time to time in writing, and (iii) outside the Territory as provided for in Section 3.7 hereof, all on the terms and conditions set forth herein. Operator shall provide and be fully responsible for all equipment, instruments, engines and other appurtenances used or required for operation of the Airship, which shall be fully operational with ground support vehicles, mooring masts, fuel, personnel (including pilots, ground crew, security and all other required personnel), facilities, equipment and supplies necessary for fulfilling its obligations enumerated herein, subject to the terms and conditions of this Agreement.

          1.2 The term of this Agreement (the "Term") shall be deemed to have commenced on January 2, 1994, and shall continue through December 31, 1994. The Term may be extended upon mutual agreement of the parties.

          1.3 Throughout the Term the Airship shall be operated exclusively for the following purposes:









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               (a) Advertising and promoting Sea World and its products, goods, services or businesses by over-flight of the Territory and, upon exercise of the Option (as hereinafter defined), outside the Territory;

               (b) The carriage of passengers, subject to the following limitations:

                   (i) Only passengers paying a fee to the Operator for sight-seeing in the Territory may be carried as passengers on the Airship;

                   (ii) Passenger flights for fee-paying passengers shall originate and terminate at the Landing Area (as hereinafter defined)

                   (iii) The passenger flights shall be performed with due consideration for safety and weather conditions as determined by the Airship pilot and applicable FAA regulations.

          1.4 Passenger flights of the Airship shall commence on a date mutually agreeable to Operator and Company, which the parties anticipate shall be on or about January 24, 1994, provided that if regularly scheduled passenger flights have not commenced by February 15, 1994, either party may terminate this Agreement upon at least 14 days' written notice, unless regularly scheduled passenger flights have commenced during such 14-day notice period.

          1.5 Each party hereto shall have the right to terminate this Agreement at any time and for any reason by giving the other party hereto at least fourteen (14) days' prior written notice of its intent to do so.

     2.   Passenger Base and Landing Area

          2.1 (a) Initial operations of the Airship shall be from the Kissimmee Airport (the "Landing Area"). Company will make an effort to lease a suitable site closer to Sea World for use as a landing area and shall allow Operator the use of this site pursuant to terms of a mutually-agreed amendment to this Agreement to be entered into at such time. Operator shall pay the cost of any improvements it desires to make to the site, plus utilities and taxes on any improvements. Operator shall comply with all conditions of Company's land lease as a condition of use. In the event Company's leased site becomes unavailable or unusable, Company shall have the right but not be obligated to, substitute a replacement site, subject to the consent of Operator, which shall not be unreasonably withheld.

               (b) In order to protect the interests of Company, Company shall have the right to inspect the Landing Area.

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     3.   Airship Operations

          3.1 Operator has provided Company with a copy of the flight manual for the Airship approved by the FAA, and shall provide Company with a copy of the Operator's Airship operations manual. Operator shall maintain its FAA Certificate of Airworthiness for the Airship in effect throughout the Term. Operator shall obtain and maintain in effect throughout the Term all requisite permits, certificates and authorizations from all governmental agencies having jurisdiction over the use, operation and flight of the Airship within the Territory. Operator shall also use its best efforts to obtain all relevant permits and authorizations as may be required from any supervising governmental agency. Operator shall not operate the Airship in any manner which violates any law or regulation of any governmental agency of the United States or any state thereof, the country of registration of the Airship or any country or state to, from or over which the Airship flies. Operator has represented to Company that it is conversant with all such laws and regulations.

          3.2 Company shall approve the execution of the design and color scheme for the Airship, which design and color scheme (the "Work") shall be considered a work-made-for-hire within the meaning of the United States Copyright Act. All sketches and any other graphic material for the Work, whether preliminary or in partial or final form, shall be the exclusive property of Company, and Operator assigns all right, title and interest therein, including the copyright, to Company. If Company requires any changes in the exterior design during the Term, it shall notify Operator and provide art work on a timely basis. Any design problems or difficulties relating to a proposed change in the exterior design shall be resolved by discussion between the parties hereto, it being understood that Company's artistic and design preferences and Operator's experience in the field of Airship exterior design are of paramount importance. Company shall pay to Operator the actual cost of each such change in the exterior design within ten days of receipt of an invoice for such amount from Operator. Upon the expiration or early termination of this Agreement, Operator shall not operate the Airship (except for trips to its maintenance hangar or for other refurbishing) unless the work has been deleted.

          3.3 Operator, in its sole discretion, shall have the right to operate and maintain, at no cost to Company, an electric sign on each side of the Airship (collectively, the "Signs") which display the advertising, promotion or other copy as may be requested, but not required, by Company from time to time; provided, however, that at least twenty-five percent (25%) of the Signs' operating time shall be used for Company's messages. Company's use of the Signs shall be non-exclusive and shall not preclude Operator from advertising the passenger services and displaying other advertising on the Signs, provided that all advertising shall be approved in advance by Company. The Signs' graphics shall be displayed using state-of-the-art computerized lights in four colors operated from the Airship's gondola. The space for the Signs' graphics on the Airship shall have a dimension of approximately 118 feet x 29 feet.


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          3.4 Operator shall provide FAA certified and approved personnel to perform all maintenance, servicing and repair required to be performed on the Airship during the Term in accordance with the Airship flight operations manual and the Airship maintenance manual and in compliance with standards prescribed by the FAA and all other governmental agencies having jurisdiction over the Airship, its use, operation and flights within the Territory. Operator shall also provide the necessary ground and flight crew for the Airship and shall pay all costs associated with the ownership, use or operation of the Airship. Such costs shall include, but shall not be limited to, the following:

               (a)  Helium gas replenishments;

               (b)  All operational and administrative personnel;

               (c) All ground support equipment and personnel required for the operation, maintenance and security of the Airship;

               (d)  All insurance, taxes, maintenance and repair costs;

               (e)  Lubricating oil;

               (f)  Fuel;

               (g)  Airship mooring fees (if any) incurred away from the Base;
and

               (h) All travel accommodation, subsistence, and other expenses associated with the provision and removal of the personnel and facilities provided by Operator, except as otherwise set forth below.

          3.5 In addition to the sums specified in Section 3.2, Company shall pay for, provide or reimburse Operator (within 10 days of receipt of an invoice for same accompanied by adequate documentation) for any sum it shall expend on the following:

              (a) The actual cast of any change in the Airship's exterior design required by Company;

              (b) Any special equipment not part of the normal equipment of the Airship, other than the Sign referred to in Section 3.3, which is required by Company for advertising or any other mutually agreed purposes.

          3.6 (a) Operator shall schedule passenger flight operations of the Airship pursuant to the terms set forth in Section 3.6(b) below upon the earlier of:

                  (i) One hundred twenty (120) days after commencement of passenger flights of the Airship by Operator; or


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                  (ii) Operator and Company entering into an amendment to this
Agreement pursuant to Section 2.1(a) hereof.

               (b) Operator shall determine from time to time the dates and times for passenger flight operations of the Airship, which shall be set forth on a schedule of operations (the "Schedule"), which Schedule shall normally include a minimum of eight flight hours per day over a six day week (subject to whether the Airship is providing passenger rides or non-Company paid advertising on the Signs; provided, however, that Operator shall provide Airship a minimum of eight hours per day over a six day week once Operator and Company shall have entered into an amendment to this Agreement pursuant to Section 2.1(a) hereof). The Schedule may be amended by Operator from time to time during the Term upon reasonable notice to Company, so long as it includes a minimum of flight hours as set forth in the preceding sentence. Operator shall adhere to the flight plan established in the Schedule, subject only to the physical constraints of adverse weather conditions as determined by Operator's pilot, design limitations of the Airship, and applicable governmental regulations in effect from time to time. Operator will consult with Company in establishing the Schedule. Except as otherwise set forth below, all operations pursuant to the Schedule shall begin and end at the Passenger Base and be limited to flights over the Territory.

               (c) Scheduled flight time shall be measured from departure from the Airship's mooring mast at the commencement of the day's operation until its mooring at said mast at the completion of the day's operation and will include airborne flight time, as well as time between flights for operational requirements such as refueling, crew changes, and pick-up or drop-off of passengers. The Airship's flight meter, pilots' log, and maintenance and repair records will be available for review by Company at all reasonable times.

               (d) Notwithstanding the preceding paragraphs, Operator shall have the right to withdraw the Airship from service for scheduled maintenance and service when necessary for periods not in excess of 30 days in the aggregate (excluding travel time to and from Operator's maintenance facility), taking into consideration inspections or maintenance which is mandated by the FAR's (hereinafter defined), the manufacturer's maintenance manual, or the instruction manual (as may be required for continued airworthiness) or by the Operator's approved inspection and maintenance program. There shall be no penalty for the flight time lost on such days.

          3.7 (a) Company shall have the option ("Option") to request Operator, so long as such request does not conflict with any of Operator's scheduled passenger flight or Sign advertising commitments, to operate the Airship away from the Territory for the exclusive use of Company upon 30 days' written notice. Such notice shall include the date of and purpose for the exercise of the Option.

               (b) Company shall determine the dates, times and locations for flight operations of the Airship pursuant to the Option, which shall be set forth on a schedule of operations (the "Option Schedule"). Option Schedules shall be submitted by Company to


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Operator 30 days prior to the scheduled departure of the Airship pursuant to such Option Schedule. The Option Schedule may be amended by Company from time to time upon reasonable notice to Operator. Operator shall adhere to the flight plan established by Company in the Option Schedule, subject only to the physical constraints of adverse weather conditions as determined by Operator's pilot, design limitations of the Airship and applicable governmental regulations in effect from time to time. Operator will cooperate with Company in making Airship flights during the times of the day and days of the week to meet the Option Schedule. Company shall provide Operator reasonable assistance, if requested, in locating lodging facilities for the Airship's crew.

               (c) The Option Schedule and any amendments thereto shall be subject to the reasonable approval of Operator based upon operational and economic considerations.

               (d) When the Airship is operating away from the Territory, Operator shall provide, and Company shall be allowed to schedule, eight (8) hours per day of flight time. If requested by Company, Operator may, in its sole discretion, schedule more than eight (8) hours of flight time per day. Scheduled flight time shall be measured from departure from the Airship's mooring mast in the morning until its mooring at said mast at the completion of the day's operation and will include airborne flight time, as well as time between flights for operational requirements such as refueling, crew changes, and pick-up or drop-off of passengers. Company (and not Operator) shall be responsible for obtaining any permits required by any organizer or sponsor of any special event over which Company asks Operator to fly the Airship.

               (e) Upon receipt by the Company of an invoice and appropriate substantiating documentation, Company shall pay Operator within 10 days for each exercise of the Option the following (the "Option Fee"):

                    (i) $15,000 per day from the day the Airship departs the Territory until the day the Airship returns; plus

                    (ii) $2000 per day for traveling expenses.

               (f) If force majeure conditions (as defined in Section 9.2 below), which would not have occurred but for Operator's being required to operate the Airship away from the Territory, preclude Operator from adhering to the Schedule, there shall be no reduction in the Option Fee.

               (g) Simultaneously with delivery of an Option Schedule, Company may request Operator to temporarily install a camera on the Airship for use in taping television commercials, televising sporting or other events, or other photographic or filming purposes. Company shall reimburse Operator for any costs it may incur in providing the camera for use in the Airship, such reimbursement to be made within 10 days of receipt of



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an invoice and documentation for same from Operator. Company shall have the option to install and operate its own camera system, at Company's expense, without charge by or to Operator.

          3.8 (a) Operator shall provide all necessary flight and ground crew personnel necessary to accommodate the Schedule. All crew members shall obtain and maintain all licenses required by the FAA and any other governmental agencies having jurisdiction over the Airship or its use and flight within the Territory during the Term. Each member of the crew shall be acceptable to Company in the reasonable exercise of its judgment.

               (b) Operator shall comply with the reasonable requests of Company to the best of its ability in order that Company may obtain the optimum utilization of the Airship with respect to its advertising and promotional activities, provided that all crew activities shall be within the discretion of Operator's pilots. Notwithstanding the foregoing, the parties acknowledge that Operator has full operational control of the Airship, and Company shall have no liability whatsoever for any loss of or damage to the Airship.

               (c)  The Airship shall be piloted only by FAA licensed pilots.

               (d) Except when the authorized and licensed pilots are at the flight controls or on duty, the ground crew chief shall be in command of the Airship.

               (e) No flight of the Airship shall take place unless Operator's pilots on board shall be satisfied as to the prevailing weather conditions and any geographical limitations, the load required to be carried and the proposed places of take-off and landing. Operator's pilots shall have the absolute right to cancel, terminate or divert any flights when such action is deemed by them to be necessary due to the weather or to other conditions beyond their control. The said pilots shall also have absolute discretion to prohibit any goods or passengers on the Airship if, in the pilots' opinion, they may adversely affect the safe flight of the Airship.

               (f) Notwithstanding any of the foregoing provisions of this
Section 3.8, Operator expressly undertakes the obligation to have available and on call such back-up pilot or pilots as may be necessary to guarantee the performance of the Schedule. Operator acknowledges its obligation to monitor the number of hours being flown by each of its pilots in a given month so as to make certain that if a replacement pilot will be necessary due to the number of hours projected to be flown, a replacement pilot will be made available promptly so that the Schedule shall be maintained. Operator further undertakes to provide a replacement pilot within 24 hours after it learns that any regular pilot is unavailable due to illness or any other non-planned absence.

               (g) Operator further acknowledges that its operations are subject to regulation by the FAA as described in the Federal Aviation Regulations ("FAR's").


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Operator hereby certifies that it has made a full and complete investigation of all applicable FAR'S. It further certifies that it has such certificate or certificates as may be required under the FAR's to engage in the operation contemplated herein. Operator agrees to furnish copies of current certificates to Company on request.

               (h) Operator will establish an alcohol testing program for all employees who are in any way involved with the maintenance or operation of the Airship under the provisions of this Agreement, specifically including all pilots, ground support mechanics and riggers, and any other crew members, which program shall be, in all respects, subject to applicable law. The testing program shall be conducted in such manner as to ensure that the crew members of the Airship are at all times in compliance with the requirements of FAR 91.17(a)(1), (2), (3) and (4) and that all other employees, when performing any function required by the provisions of this Agreement, shall not have consumed any alcoholic beverages within the preceding 8 hours; are not under the influence of alcohol; and do not have a blood alcohol concentration (BAC) of .04 percent or more.

                    The testing shall be conducted (1) upon a violation of an FAR; (2) upon reasonable suspicion of a Company representative or one or more supervisors of the employee that the employee's ability to perform his functions is impaired; and (3) on a random basis.

                    There shall be a screening test and, if necessary, a confirmation test. The screening portion of the test shall involve the use of devices, selected by the Operator and approved by the Company, that give an immediate indication either of positive or negative. Anyone testing positive on the screening shall be immediately removed from any duties relating to the maintenance or operation of the Airship. Employees testing positive shall immediately agree to allow a blood sample to be taken or to provide, under reasonable supervision, a urine sample. The blood sample or urine sample shall be sent to a qualified laboratory for determination of BAC level. If the laboratory result indicates that the employee was in compliance with the requirements set forth above, he may be allowed to resume duties related to the Airship. If an employee refuses to provide the blood or urine sample, or by the confirmation test, is determined not to have been in compliance with requirements set forth above, that employee shall not be permitted to perform any functions under this Agreement.

                    At Company's request, Operator shall provide a copy of its testing procedures, meeting the requirements set forth above, for Company's approval. Operator agrees to amend said procedures as reasonably required by Company.

                    If during the Term the FAA or U.S. Department of Transportation ("DOT") adopts regulations relating to alcohol testing, Operator agrees to comply with those requirements, not only as to employees whose specific functions are described in the regulations, but also as to all employees that are in any way related to the operation or maintenance of the Airship under this Agreement.


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               (i) Operator agrees, whether or not otherwise required to do so under the FAR's or other statutory or regulatory provisions, that Operator shall engage in drug testing of all its employees and contractors as Company may reasonably request from time to time, following procedures similar to those used in the Company's drug testing program for its own employees. Operator agrees to include in such drug testing all employees and contractors who are involved in any manner in the operation or maintenance of the Airship under the provisions of this Agreement, specifically including all pilots, ground support mechanics and riggers and any other member of the ground crew. Notwithstanding the foregoing provisions of this paragraph (i), if Operator wishes to use an alternative drug testing program, it may do so if such program has been approved by Company in writing. Such drug testing program shall be, in all respects, subject to applicable law.

               (j) Company, in its discretion, may require Operator's flight crews and/or ground support personnel to wear uniforms displaying Company's trademark, tradenames, painted logos or decals. Company shall provide Operator only with such uniforms that Company requires Operator personnel to wear. All uniforms, painted logos and decals shall conform to Company's requirements and shall be cleaned from time to time by Operator in order to maintain a neat and clean appearance to the public consistent with other personnel of Sea World. All registered trademarks, trade names and other proprietary property used in connection with such uniforms, as well as painted logos and decals, shall remain the exclusive property of Company.

          3.9 (a) Copy of advertising and promotion of the name of Company or its services, products or businesses for use on the Airship's Sign shall be submitted to Operator forty-eight (48) hours prior to the display when possible. For complex graphics and logos, the material shall be submitted by Company to Operator ten (10) days in advance of the date required for use when possible.

               (b) All of Company's advertising copy shall be in good taste and conform to community standards. Operator shall have the right to refuse to display copy that does not comply with such standards.

     4.   Consideration

          The parties agree that until the date that other than special fees as set forth elsewhere in this Agreement, no monthly fee shall be paid for the services rendered hereunder.

     5.   Loss of Airship

          5.1 (a) The risk of loss or damage with respect to the Airship shall be solely upon Operator. If there shall occur a loss of all or substantially all of the Airship, or if the Airship is grounded due to an accident or other damage to the Airship, then the


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parties' respective obligations hereunder shall abate until such time as the
Airship has been repaired or replaced, at which time this Agreement shall continue in effect for the remainder of the Term, which Term shall be extended by the abatement period; provided however, that if the abatement period exceeds one hundred fifty (150) days, then this Agreement shall, at Company's option, be deemed to have been terminated as of the date of the loss or damage, and none of the parties shall have any further obligations to the other parties.

               (b) If this Agreement is terminated pursuant to the preceding paragraph (a) and the Airship shall thereafter be repaired and is prepared to be placed in service within ninety (90) days of said termination, then, before making any agreement(s) with any other party for the use of the Airship, Operator shall first notify the Company that the Company has the right and option to acquire the exclusive use of the Airship for a period of time equal to the unexpired portion of the Term at the time of termination on the same terms and conditions as are contained in this Agreement. Such option shall be exercised, if at all, within fifteen (15) days following Company's receipt of such notice.

     6.   Representations, Warranties and Covenants

          6.1  Operator represents, warrants and covenants to Company that:

               (a) The Airship is certificated as a standard type aircraft under the laws of the United States of America;

               (b) A valid Certificate of Airworthiness has been issued for the Airship by the United States of America, and Operator shall take all necessary actions to ensure the continued effectiveness of the Airship's Airworthiness Certificate as set forth in FAR 21.181(a)(1), so that a valid Certificate of Airworthiness for the Airship is maintained at all times. The Airship is in airworthy condition and usable for the purposes contemplated by this Agreement;

               (c) The execution of this Agreement by operator will not constitute a breach of any other agreement to which Operator is a party or which involves the Airship;

               (d) Registration of the Airship under the laws of the U.S. shall be maintained, and Operator shall obtain and maintain (or cause to be obtained and maintained) in effect all required approvals of the FAA, DOT and any other governmental authorities having jurisdiction over use and operation of the Airship in the Territory;

               (e) Operator shall be responsible for performance of all Airship overhaul, engine overhaul and maintenance required during the Term, under the FAR's, as well as any applicable airworthiness directives requiring modifications to the Airship, and shall make such alterations and modifications in each component of the Airship as may be required from time to time to meet the standards of the FAA or any other governmental authority having jurisdiction over the Airship;



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               (f) Operator shall maintain all records, logs and other materials required by the FAA or other governmental authority having jurisdiction over the Airship and shall permit Company or its duly authorized agents or representatives or any other person designated by Company to inspect the Airship and its flight logs and maintenance records at any reasonable time and shall furnish Company and its duly authorized agents or representatives any information with regard to the operation of the Airship as any of them may reasonably request;

               (g) Operator shall maintain the paint and decals on the Airship in a clean and orderly condition to Company's reasonable satisfaction during the Term;

               (h) Operator shall maintain, service, operate, repair and test the Airship (i) so as to keep each component of the Airship in good operating condition, (ii) so as to meet the requirements of the maintenance plans recommended by the manufacturers of the engines, envelope and gondola comprising the Airship, (iii) so as to keep the Airship duly certified as airworthy by the FAA or any other governmental agencies having jurisdiction over the Airship,
(iv) so as to comply with any FAA or other governmental authority airworthiness directives, as well as "mandatory" and "recommended" service bulletins applicable to the Airship, as well as licensing and relicensing with respect thereto which may be required by any governmental agencies having jurisdiction over the Airship, and (v) so as to keep the Airship clean and in top condition and repair suitable to provide the services required of Operator hereunder to Company's reasonable satisfaction;

               (i) Operator shall maintain, service, operate, repair and test all ground support vehicles and equipment supplied by Operator hereunder so as
(i) to keep the components thereof in good operating condition, (ii) to meet all required maintenance schedules, (iii) to keep such vehicles and equipment properly licensed, and (iv) to keep, the vehicles and equipment clean and in good condition and repair, suitable to provide the services required of Operator hereunder to Company's reasonable satisfaction; and

               (j) Operator has taken all action (including, without limitation, the giving of notices and the obtaining of consents, licenses and permits) required by any governmental authority as a condition to the execution and delivery of this Agreement, its validity and enforceability, and the consummation of any of the transactions contemplated hereby.

          6.2  Each party hereto represents and warrants to the other that:

               (a) It is a duly organized and valid entity in good standing under the laws of its jurisdiction of organization and has full authority to conduct its business as presently conducted and to enter into and perform its obligations under this Agreement;


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               (b) Each of the persons executing this Agreement is a duly authorized officer or agent of such entity and has been duly authorized by all necessary action to execute and deliver this Agreement;

               (c) This Agreement has been duly and validly executed and delivered by such party and constitutes a valid and binding agreement of such party, enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights generally or by the principles governing the availability of equitable remedies; and

               (d) No consent or approval of any third party is required for such party's execution, delivery or performance of this Agreement.

     7.   Exclusivity

          7.1 Operator hereby covenants and agrees that during the period beginning the date hereof and ending on the termination of this Agreement (the "Exclusivity Period"), it will not, directly or indirectly, sell, lease or operate any lighter-than-air aircraft, or otherwise provide any lighter-than-air aircraft, which is used or is expected to be used to advertise or promote any amusement park or theme park, any malt beverage or any snack food, other than the amusement parks or theme parks, malt beverages and snack foods owned, operated or produced by Company or its subsidiaries; provided, however, that (i) nothing herein shall prevent Operator from operating another aircraft on behalf of another client in or about an amusement park or theme park so long as such aircraft does not promote an amusement park or theme park, a malt beverage or a snack food product; (ii) the exclusivity granted to Company hereunder with respect to malt beverages applies only in the United States and Mexico; snack foods only in the United States; and amusement parks and theme parks only in the United States, Canada and Mexico; (iii) nothing herein shall prevent Operator from operating either its blimp parking area in Kissimmee, Florida or a blimp-oriented theme park. The provisions of this Section shall apply notwithstanding any early termination or cancellation of the Term, including but not limited to termination under Section 9.3.

          7.2 As used herein "snack foods" means salted snacks such as potato chips, corn chips, peanuts, pretzels, cheese curls, popcorn and similar items. It does not include candy or fast-food such as hamburgers, french fries or basic meal items.

          7.3 Operator represents and warrants to Company that it has not previously entered into any agreement with any third party which, if performed after the date hereof, would violate the exclusivity granted to Company in
Section 7.1.

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     8.   Insurance

          8.1 Operator shall, during the Term, procure and maintain, at its sole cost and expense, a policy or policies of insurance in form and content and with responsible insurers reasonably acceptable to Company, insurance in the following types and amounts:

               (a) Comprehensive aircraft and premises liability insurance with respect to the use and operation of the Airship, Passenger Base and Landing Area having a combined single limit of not less than $150,000,000, insuring and covering Operator and Company, as their interests may appear, against all liability for injury, damage or claims caused by or arising out of, or in connection with, ownership, operation, maintenance or use of the Airship Passenger Base and Landing Area, including injuries to or deaths of passengers or third persons or damage to property.

               (b) Automobile liability insurance or other general liability insurance covering all owned, non-owned and leased automobiles, trucks, trailers, and other vehicles and ground support equipment used by Operator in the performance of its duties under this Agreement. Such insurance shall provide coverage of not less than that provided for in the Standard Comprehensive Automobile Liability Policy in limits of not less than $10,000,000 combined single limit each occurrence for bodily injury and property damage.

               (c) Worker's compensation insurance in conformity with the statutory limits of the states in which Operator shall be required to carry such insurance. Employer's liability shall be carried with a limit of not less than $1,000,000 for accident or disease.

          8.2  All insurance required hereby shall include the following:

               (a) Company and its subsidiaries, affiliates and licensees and their respective assigns, officers, directors and employees shall be included as additional insureds as their interests may appear (excluding coverage under Section 8.1(c) above);

               (b) The insurers shall agree to waive their rights of subrogation against Company and its parent companies, subsidiaries, affiliates and licensees and their respective agents, assigns, officers, directors and employees;

               (c) The inclusion of more than one corporation, person, organization, firm or entity as insured or additional insured under the policy of insurance shall not in any way affect the rights of any claim, demand, suit or judgment made, brought or recovered, by or in favor of any employee of such other insured. Each policy shall protect each corporation, person, organization, firm or entity in the same manner, as though a separate policy had been issued to each, but nothing herein shall operate to increase the insurer's liability as set forth as limits to the policy beyond the amount or amounts for which the insurers would have been liable if only one person or interest had been named as insured;

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               (d) With respect to such insurance as is afforded the additional insureds specified above, this insurance shall be primary without right of contribution from any other insurance which is carried by any additional insured;

               (e) Insurers agree that, in the event they cancel or materially change such insurance policies, they will give thirty (30) days' advance written notice of such cancellation or material change to Company; and

               (f) The geographic limits of such insurance shall include at a minimum the entire Territory.

          8.3 Operator shall, upon execution of this Agreement and from time to time as Company shall reasonably request, and prior to each renewal date of the insurance, furnish to Company certificates evidencing that the foregoing insurance is in full force and effect with financially sound and responsible insurers.

     9.   Termination; Force Majeure

          9.1 The occurrence of any of the following events will be deemed to be, and shall be treated as, a default under this Agreement and just cause for its termination by the nondefaulting party, which termination shall be effective upon notice given in accordance with Section 13 hereof, and/or, at Company's option, if Company is the non-defaulting party, extension by this Agreement:

               (a) Breach or failure by either party in the due observance or performance of any material term, covenant, warranty, representation or agreement contained in this Agreement, which breach or failure continues unremedied or uncorrected for a period of ten (10) days after written notice thereof, specifying such breach and requiring it to be remedied, shall have been given to the breaching party.

               (b) Either party shall admit in writing its inability to pay its debts, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against such party seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment or composition of its debts under any law relating to bankruptcy, insolvency, reorganization, or relief of debtors, or seeking appointment of a receiver, trustee or other similar official for said party or for any substantial part of its property, and such proceeding shall not have been dismissed within ninety
(90) days; or either party shall take any action to authorize any of the actions set forth above in this subsection.

          9.2 (a) The provisions of this Agreement are binding upon the parties hereto except where performance by a party, or the ability to achieve the material purposes set forth in Section 1.3, is prevented, delayed or interfered with by causes beyond the reasonable control of the non-performing party, including without limitation, riot, war or

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

hostilities between nations, governmental action (other than action taken in response to Operator's or Company's violation of any law or governmental regulation, in which case the party at fault shall not be permitted to claim the benefit of this Section 9.2), acts of God, mechanical or equipment failures caused by foreign objects, fire, accidents, strikes or adverse weather conditions ("force majeure"); provided however, that force majeure shall not include mechanical or equipment failures (other than as provided above) or unavailability of flight crew or ground crew personnel unless attributable to act(s) of God.

               (b) The party affected by force majeure shall give notice to the other party of said force majeure event promptly after the occurrence thereof, stating therein the nature of the suspension of performance and reasons therefor. Such party shall use its best efforts to resume performance as soon as reasonably possible. Upon restoration of the affected party's ability to perform its obligations hereunder, the affected party will give immediate notice to the other party.

               (c) Subject to Section 5.1(a), if a force majeure condition which prevents a party's performance hereunder shall continue for a period of 60 days, and after such 60-day period there shall be no reasonable prospect for the prompt cure thereof despite the best efforts of the affected party to cure the same, then either party shall have the right to terminate this Agreement in its entirety upon 30 days' prior notice to the other party, provided that such termination shall be effective as of the date on which the non-performing party ceased performing hereunder due to a force majeure condition, and upon such termination neither party hereto shall have any further liability or obligation whatsoever to the other, other than under the terms of those provisions which specifically survive the termination of this Agreement.

          9.3 Notwithstanding anything to the contrary in this Agreement, if during the Term it becomes necessary to cancel operations pursuant to this Agreement due to the inability of Operator to maintain necessary permits or authorizations from the FAA, DOT or any other governmental agency having jurisdiction over the Airship or its use or operation, such cancellation of operations shall continue for a period of 60 days, and after such 60-day period there shall be no reasonable prospect for the prompt cure thereof despite the best efforts of the Operator to remedy the same, then Company shall have the right after such 60-day period to terminate this Agreement in its entirety upon 30 days' notice to Operator, whereupon neither party hereto shall have any further liability or obligation whatsoever to the other, other than under the terms of those provisions which specifically survive the termination of this Agreement. If such condition is remedied within the aforementioned 60-day period, the Agreement shall continue in effect for the remainder of the Term, provided that the Term shall be extended by the number of days during which such condition existed, and the respective obligations of the parties shall be abated for that same period. If an event or circumstance which would otherwise constitute a default with respect to the Company under Section 9.1(a) also is subject to this Section 9.3, it shall be governed by this Section 9.3 and will not constitute a default.

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          9.4 Upon the termination of this Agreement, Operator shall, at its expense, remove from the Airship and all ground support vehicles and equipment all trademarks, logo designs, color schemes and signage belonging to Company or any of its subsidiaries, affiliates or related entities. Operator shall not allow the Airship, vehicles or equipment to be used commercially until the design graphics and other materials of Company are removed, which shall occur as soon as practicable following the termination of this Agreement. All rights to manufacture, promote, advertise or market any merchandise bearing any of the Service Marks and Copyright Works shall expire upon the termination of this Agreement; provided, however, that this provision shall not preclude Operator from disposing of such merchandise on hand as of the date of termination of this Agreement.

     10.  Service Marks and Copyright Works

          10.1 Company grants to Operator, subject to the terms and conditions of this Agreement, the non-exclusive, non-transferable and non-sublicensable right to use the Service Marks and Copyright Works in connection with Operator's use and operation of the Airship in accordance herewith (such use and operation referred to herein as the "Services"). Nothing in this Agreement shall be deemed to give Operator any rights to sell or distribute promotional goods or premium, including, but not limited to, toys, games, models, banners and the like, bearing any of the trademarks or service marks or Copyright Works owned by Company on its own behalf or through one of its affiliated companies, including Sea World, Inc., except as expressly approved in writing by Company. The terms "promotional material" as used throughout this Section shall be deemed not to include such promotional goods or premium, but includes only brochures, billboards, pamphlets, television or radio advertisements and the like.

          10.2 In order to maintain the quality reputation of the Service Marks and the rights in the Copyright Works, all Services and promotional material relating to the Services must receive the prior written approval of the Company, which approval shall not be unreasonably withheld.

          10.3 If requested, Operator shall provide a pre-service flight, at Operator's own expense, to individuals designated by the Company at a mutually agreed upon time prior to the offering of the Services for sale to the public. The Operator shall submit at its own cost proposed promotional material relating to the Services prior to the Services being offered for sale to the public. The Operator shall not offer for sale to the public the Services without first obtaining in writing the Company's approval of Services, promotional material and facilities. Within ten (10) days of the aforementioned pre-service flight, submission of promotional materials and inspection of facilities, the Company shall provide the Operator, in writing, with approval or disapproval of the Services, promotional material or facilities.

          10.4 (a) Operator shall maintain the same quality of Services, promotions and facilities relating to the Services as that offered to and approved by the Company. Operator agrees to provide upon prior request, the opportunity for representatives of the

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

Company to take a reasonable number of flights on the Airship. Operator shall also provide to the Company the opportunity to inspect the facilities at reasonable periodic intervals at the prior request of the Company and at no cost to the Company. Operator also agrees to provide upon demand a reasonable number of samples of the promotional material relating to the Services at no cost to the Company for the periodic quality control inspection of the promotional materials.

               (b) If during the term of this Agreement there is to be any change in the Services, the promotion of the Services, or in the facilities where the Services are being offered, the Operator must comply with the provisions of Section 10.3 for the changed Services, promotion materials or facilities before the change is made.

               (c) Operator shall not sell, offer for sale, market, distribute or use for any purpose, or permit any third party to sell, offer for sale, market, distribute or use for any purpose, Services or promotional materials relating to the Services which are defective or otherwise fail to meet Company's specifications, previously approved quality standards, or the service mark and copyright usage and notice requirements of this agreement. If, in the Company's reasonable judgment, the Services, or any promotional material or facilities relating to the Services, are defective or otherwise fail to meet the previously approved quality standards of the Company or the service mark or copyright usage and notice requirements of this Agreement, then, upon Company's demand, Operator will cease the sale and the offering for sale of the Services and will cease distribution of such promotional materials until the failure is corrected and Company's written approval of the correction is given, which approval shall not be unreasonably withheld. If requested by the Company, Operator will recall any substandard promotional material relating to the Services to Operator's facilities at Operator's sole expense.

          10.5 (a) Operator covenants and agrees not to make any unlicensed uses or to file any application for registration of any of the Service Marks, Copyright Works or any marks or works similar thereto.

               (b) Operator acknowledges the validity of and Company's title, on its own behalf or through its affiliated company, Sea World, Inc., to the Service Marks and the Copyright Works and shall not at any time do or suffer to be done any act or thing which will in any way impair the rights of Company in and to the Service Marks and Copyright Works. Company and Operator understand and agree that Operator shall not acquire and shall not claim any title to the Service Marks or Copyright Works by virtue of the license granted to Operator or through Operator's use of the Service Marks or Copyright Works.

          10.6 (a) If Operator learns of any infringements of the Service Marks or Copyright Works or of the existence, use or promotion of any mark or design similar to the Service Marks or the Copyright Works, Operator shall promptly notify Company. Company has the right to decide at Company's sole discretion what legal proceedings or other action, if any, shall be taken, by whom, how such proceedings or other action shall be conducted

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

and in whose name such proceedings or other action shall be performed. Any legal proceedings or other action instituted pursuant to this section shall be for the sole benefit, and at the sole expense, of Company.

               (b) Operator agrees to cooperate with Company in the prosecution of any Service Mark or Copyright Works applications that Company may desire to file or in the conduct of any litigation relating to the Service Marks or Copyright Works, at the cost of Company. Operator shall supply to Company such sales information, invoices, promotional materials, advertisements, photograph and similar material and, upon Company's request, shall procure evidence, give testimony and cooperate with Company as may reasonably be required in connection with any such application or litigation. Furthermore, if Company makes modifications in the appearance of any of the Service Marks, the Operator, if required by Company, shall use only the new version of the modified Service Mark. Operator shall also provide Company with a duplicate original of invoices, receipts or other evidence showing sales of the Services were actually completed.

          10.7 (a) Operator's use of any of the Service Marks shall, depending upon the directions provided by Company, in every instance be combined with one of the following notices: (i) Reg. U.S. Pat. & TM. Off.; (ii) 'r';
(iii) Service Mark of Sea World, Inc.; or (iv) such other similar language as shall have the prior, written approval of Company. Operator shall not use any language or display the Service Marks in such a way as to create the impression that the Service Marks belong to Operator. Operator waives all claims to any rights in Operator's use, advertising or display of the Service Marks beyond the limited permission to use the Service Marks granted in this Agreement.

               (b) Operator's use of any of the Copyright Works shall display in every instance the appropriate copyright notice as provided by Company. Operator shall not use any language or display the Copyright Works in such a way as to create the impression that the Copyright Works belong to Operator. Operator waives all claims to any rights in Operator's use, advertising or display of the Copyright Works beyond the limited permission to use the Copyright Works granted in this Agreement.

               (c) In addition to the provisions set forth in Section 3.2 hereof, Company and Operator agree and intend that all artwork and designs created by Operator or any other entity and used with the Service Marks or in the sale of the Services are works made for hire within the meaning of the United States Copyright Act and shall be the property of the Company which shall be entitled to use and license others to use such artwork and designs subject to the provisions of this Agreement. To the extent any artwork or design created by Operator or any other entity and used with the Service Marks are not works made for hire, Operator assigns to Company the copyright in such artwork or designs. Upon request, Operator will provide Company with a writing acknowledging that artwork and designs created by Operator or any other entity and used with the Service Marks or in the sale of the Services are works made for hire. Likewise, upon request, Operator will provide Company with a writing assigning the copyrights in any artwork and designs created

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

by Operator or any other entity and used with the Service Marks or in the sale of the Services. One of the following notices (or such other notice as shall have the prior, written approval of Company) shall appear at least once on each piece of promotional material for the Service using such artwork or designs used with the Service Marks or in the sale of the Services: (i) 'c' (year of first publication) Sea World, Inc.; (ii) 'c' (year of first publication) Anheuser-Busch Companies, Inc.

               (d) The use of any word, name, symbol or device to identify or distinguish the Services shall inure to the benefit of Company. The use of any such word, name, symbol or device in connection with the Services shall be made only with Company's prior written approval. All service mark rights in any such work, name, symbol or device shall belong to Company and shall be exercised by Operator only pursuant to Company's prior written approval.

     11.  Confidentiality

          Except as may be required by law or to obtain a permit or other authorization for the operation of the Airship, no party to this Agreement shall divulge to any third party the contents of this Agreement or any information (which is not publicly available) gained in the performance of this Agreement, except to the extent necessary, normal or appropriate for the purposes contemplated hereunder, and information by way of plans or other documentation marked "Confidential" by a party and made available to the other parties shall not be made available to third party without the written consent of the disclosing party. Neither party shall issue any press release or otherwise publicly divulge any information relating to this Agreement without the prior approval of the other party, which approval shall not be unreasonably withheld.

     12.  Audit Rights

          12.1 Company (or its representatives) shall have the right at any time during the Term during normal business hours, upon seventy-two (72) hours' notice, to examine Operator's pertinent books and records which books and records shall be kept and maintained in accordance with generally accepted accounting principles consistently applied, to determine whether all invoices and other charges submitted to Company by Operator are in all respects in accordance with this Agreement.

          12.2 In the event a discrepancy is discovered during an audit referred to in 12.1 above, the discovering party shall provide written notice to the other party explaining such asserted discrepancy in detail. In the event the other party agrees with such asserted discrepancy, appropriate reimbursement shall be promptly made. In the event the other party disagrees with the asserted discrepancy, such dispute shall be submitted to a firm of nationally recognized independent certified public accountants mutually acceptable to Company and Operator, and the decision of such firm shall be binding. The losing party shall be solely responsible for the fees and expenses of such independent accounting firm.




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The provisions of this paragraph shall survive the expiration or termination of this Agreement.

          12.3 For a period of two (2) years following the termination of this Agreement, Operator shall maintain such books and records (collectively, "Records") as are necessary to substantiate that (i) all in invoices and other charges submitted to Company for, payment hereunder were valid and proper and
(ii) no payments have been made, directly or indirectly, by or on behalf of Operator to or for the benefit of any Company employee or agent who may reasonably be expected to influence either Company's decision to enter into this Agreement or the amount to be paid by Company pursuant hereto. (As used herein, "payments" shall include money, property, services and all other forms of consideration.) All Records shall be maintained in accordance with generally accepted accounting principles consistently applied. Company and/or its representative shall have the right at any time during normal business hours, upon twenty-four (24) hours' notice, to examine said Records. The provisions of this paragraph shall survive the expiration or earlier termination of this Agreement.

     13.  Notices

          All notices, requests, demands, claims and other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be deemed duly given if delivered personally or sent by registered airmail, overnight courier, telecopy or telex addressed as follows.

          If to Operator:

          AIRSHIP INTERNATIONAL LTD.
          7380 Sand Lake Road
          Orlando, Florida 32819
          Attn: Louis J. Pearlman
          Fax: 407-351-0978

          with a copy to:

          Baer Marks & Upham
          805 Third Avenue
          New York, NY 10022
          Attn: Samuel F. Ottensoser, Esq.
          Fax: 212-702-5797


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          If to Company:

          ANHEUSER-BUSCH COMPANIES, INC. - Flight Operations
          18130 Edison
          Chesterfield, Missouri 63005
          Attn: Carl E. Henke
          Fax: 314-532-2574

          with a copy to:

          ANHEUSER-BUSCH COMPANIES, INC.
          One Busch Place
          St. Louis, Missouri 63118
          Attn: James E. Schobel, Esq.
          Fax: 314-577-0776

          The parties may at any time change their address, telex or telefax numbers for the purpose hereof by giving notice to the others in the manner specified above. Notices shall be effective upon the date of transmission in the case of a telex or fax, seventy-two (72) hours after mailing in the case of a registered letter, and the day after mailing in the case of overnight courier.

     14.  Liability and Indemnity

          14.1 Operator hereby assumes liability for, and hereby agrees to indemnify, reimburse, protect, save and hold harmless the Company, its subsidiaries and affiliates and their successors, assigns, agents, employees and servants from and against, all claims, actions, suits or legal proceedings, in connection with the design, manufacture, purchase, ownership or operation of the aircraft, ground support vehicles and equipment. This indemnity shall not however extend to (i) claims arising from the advertising and promotion of the Company's advertising copy on the Airship or; (ii) any injury due solely to the negligence or intentional acts of the Company or its officers, directors, agents or employees.

          14.2 The Company hereby assumes liability for and hereby agrees to indemnify, reimburse, protect, save and hold harmless Operator, its successors, assigns, agents, employees and servants, from and against, any and all claims, actions, suits, or legal proceedings, in any way related to the advertising and promotion of Client's and its third-party advertiser's advertising copy on the Airship or, any injury due solely to the negligence or intentional acts of the Company or its officers, directors, agents or employees.

     15.  Independent Contractors

          15.1 The parties shall be and act as independent contractors, and under no circumstances shall this Agreement be construed as one of agency, partnership, joint venture


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or employment between the parties. Each party acknowledges and agrees that it neither has nor will give the appearance or impression of having any legal authority to bind or commit the other party in any way.

          15.2 Notwithstanding anything in this Agreement to the contrary, the parties hereto acknowledge that the essential purpose of this Agreement is aerial advertising and promotion on behalf of Company and its affiliate and that Company undertakes and shall have no greater responsibility or liability with respect to the Airship (including all support equipment and staff) than it would in acquiring any other advertising space.

     16.  Governing Law

          The interpretation, validity and performance of this Agreement shall be governed by the laws of the State of New York.

     17.  No Assignment: Company Subsidiaries Included

          Neither party shall assign its rights and/or obligations under this agreement without the prior written approval of the other party. This agreement and all of the terms and provisions hereof will be binding upon, and will inure to the benefit of, the parties hereto and their respective successors and approved assigns. Notwithstanding the foregoing, (i) Operator acknowledges and agrees that all references to "Company" in this Agreement shall include, at the option of Anheuser-Busch Companies, Inc., any of its direct or indirect subsidiaries; provided, however, that Anheuser-Busch Companies Inc. shall be ultimately responsible for the due and punctual performance of all obligations of "Company" herein; and (ii) Company acknowledges that Operator may assign Operator's right to receive any payments due from Company.

     18.  Miscellaneous

          18.1 This Agreement is the only agreement existing between the parties hereto regarding the subject matter hereof and there are no other representations, covenants, warranties or agreements between the parties hereto not therein contained and set forth in full. Any prior agreements and understandings regarding the subject matter hereof are hereby revoked and cancelled. This Agreement may be amended only by an agreement in writing executed by all parties.

          18.2 The failure of any party to object to or to take affirmative action with respect to any conduct of any other party which is in violation of the terms of this Agreement shall not be construed as a waiver thereof, nor of any future breach or subsequent wrongful conduct.


                                       22






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          18.3 Except as otherwise specifically provided in this Agreement, each party shall be responsible for any expenses incurred by such party in connection with performance of its obligations under this Agreement.

          18.4 The rights and remedies set forth herein are intended to be cumulative, and the exercise of any one right or remedy by either party shall not preclude or waive its exercise of any other rights or remedies hereunder or pursuant to law or equity.

          18.5 The Section headings set forth herein are for convenience only and do not constitute a substantive part of this Agreement.

          18.6 The rights and privileges granted to Company hereunder are special, unique, extraordinary and impossible of replacement, which gives them a peculiar value, the loss of which could not be reasonably or adequately compensated in damages in an action at law, and Operator's failure or refusal to perform its obligations hereunder would cause Company irreparable loss and damage. If Operator fails or refuses to perform such obligations, Company shall be entitled to injunctive or other equitable relief against Operator to prevent the continuance of such failure or refusal or to prevent Operator from granting rights to others in violation of this Agreement. In no event, however, shall Company be entitled to consequential damages arising from the loss of use of the Airship, including but not limited to sales revenues or profits which may have been lost due to loss of the Airship for advertising and promotional purposes.

          18.7 Notwithstanding termination of this Agreement pursuant to any provision hereof, such termination shall not relieve any party of any obligation hereunder which, by its terms, survives or is to be performed after such termination, including without limitation those relating to exclusivity as set forth in Section 7 above and the Passenger Base as set forth in Section 2.1 above.

          18.8 This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which, taken together, shall be one and the same instrument.



                                       23






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     IN WITNESS WHEREOF, this Agreement is executed on behalf of the parties hereto by their duly, authorized representatives as of the day and year first above written.

                              AIRSHIP INTERNATIONAL LTD.

                                     /s/ LOUIS J. PEARLMAN
                              By:_______________________________
                                      President
                              Title:_____________________________


                              ANHEUSER-BUSCH COMPANIES, INC.

                                     /s/ Carl E. Henke
                              By:_______________________________

                              Title:_____________________________



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                                   SCHEDULE A

                                    Royalties

     The sale of any Airship merchandise by Operator or the royalties on the sale of any Airship Merchandise by Company shall be subject to the Permission Agreement, dated as of January 1, 1994, between Operator and Anheuser-Busch, Incorporated.








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